                                                                   EXHIBIT 10.19

                          PROPERTY MANAGEMENT AGREEMENT

     This Agreement (the "Agreement") is made as of June 20, 2001 by and between CAC IV LIMITED PARTNERSHIP, a Virginia limited partnership (the "Owner"), and APPLE GENERAL, INC., a Virginia Corporation (the "Manager").

                                    RECITALS:

     Owner is the owner of the real property listed on Schedule A hereto (the "Property"). Owner has selected Manager to manage, rent and take other actions with respect to the Property on the terms and conditions set forth in this Agreement.

     NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Designation of Property Manager. Owner hereby engages Manager as the
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sole and exclusive manager to rent, manage and operate the Property, upon the conditions and for the term and compensation herein set forth. All or a portion of the services being performed by Manager may be contracted or subcontracted to another property management company, provided that such company agrees in writing to be bound by the terms of this Agreement.

     2. Term of Agreement. This Agreement shall be valid for an initial term of
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two (2) years. In the event Owner sells its interest in the Property, this Agreement will terminate as to such Property upon the date of such sale. This Agreement shall renew automatically for successive terms of two (2) years, on the same terms and conditions as set forth in this Agreement, unless a party elects not to renew this Agreement by delivering written notice to the other party at least sixty (60) calendar days before the end of any two-year term.

     3. Acceptance of Engagement. Manager hereby accepts its engagement as the
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manager of the Property and agrees to perform all services necessary for the care, protection, maintenance and operation of the Property. Without limiting the scope of the foregoing:

        (a) Manager shall collect all rents and other income from the Property, provided that nothing herein contained shall constitute a guarantee by Manager of the payment of rent by tenants.

        (b) Manager shall purchase, at the expense of Owner, all equipment, tools, appliances, materials, supplies and uniforms necessary for the maintenance or operation of the Property.

        (c) Manager shall contract on behalf of Owner for water, gas, electricity and other services necessary for the operation and maintenance of the Property.

        (d) Manager shall advertise for the rental of units at the Property, the cost of which shall be paid by Owner.

        (e) Manager shall use all reasonable efforts to keep the Property rented by procuring tenants for the Property and negotiating and executing on behalf of Owner all leases for units at the Property.

        (f) Manager shall hire, evaluate, supervise, discharge and pay all employees or contractors necessary for the management and operation of the Property. Owner agrees that all wages and compensation (and federal and state unemployment insurance and other required charges) with respect to such employees and contractors shall be paid from Owner's funds.

        (g) Manager shall prepare and file all returns and other documents (other than promissory notes, mortgages, deeds of trust or other documents or instruments which would encumber the Property) required under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act, or any similar federal or state legislation. Manager also shall file returns and reports, and pay from Owner's funds, all sums as may be required from time to time by the state or locality in which the Property is located.

        (h) Manager shall maintain accurate and complete books of account with entries for all receipts and expenditures, and such books of account shall be the property of Owner and shall at all times be open to the inspection of Owner, or any of its employees or duly authorized agents.

        (i) Manager shall deliver to Owner of all lenders' annual property inspection letters regarding repairs necessary to avoid mortgage loan defaults. Manager shall deliver a detailed monthly statement of all receipts and disbursements on or before the 20th day of each month for the preceding month. Such statement shall show the status of collections, shall be supported by cancelled checks, vouchers, duplicate invoices and similar documentation covering all items of income and expense, and shall be kept in Manager's office and shall be available for inspection by Owner's representatives at all times. Manager also shall deliver a monthly operating statement showing the income and expense for the month, for the year-to-date and for the same month of the preceding year. The cost of performing the accounting functions outlined in paragraph (h) and this paragraph (i) shall be paid by Owner pursuant to the terms of this Agreement.

        (j) Manager shall deliver to Owner annual reports containing a composite financial report of the monthly statements provided in accordance with paragraph
(i), plus a statement by Manager as to the operations of the Property during the previous year and recommendations, if any, as to necessary policy changes or improvements for the forthcoming year, accompanied by an estimated budget for such items.

        (k) Manager shall deliver to Owner from time to time, and at least semi-annually, a tentative budget of expenses.

        (l) Manager shall deliver to Owner from time to time, and at least annually, the following schedules with respect to the Property: (1) forecast of rental and occupancy changes; (2)
review of lease negotiations; (3) annual analysis of leases; and (4) schedule of capital improvements and method of financing such improvements.

        (m) Manager shall deliver to Owner, on a regular basis, all forms necessary to operate and lease the Property and manage the personnel, including but not limited to form leases, contracts and management policies.

        (n) During the initial term of this Agreement, Manager shall supervise the transition from the former owner of the Property and shall, to the extent necessary, implement new management systems with respect to the operation of the Property.

     4. Deposits of Rent and Other Income. All sums received from rents, tenant
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security deposits or other deposits on units at the Property, deposits on keys and other income from the Property, shall be deposited as collected by Manager to the credit of Owner in such bank or banks as may be designated by Owner from time to time. Such funds shall be disbursed only in accordance with the terms of each particular lease and any applicable federal, state or local laws, regulations or ordinances.

     5. Insurance. Owner shall place all insurance policies with respect to the
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Property and its operation. Manager shall be included as an insured in the policies covering general liability, public liability and workers' compensation insurance. In the event Manager is authorized by Owner to place insurance policies, the companies, the general agents, the amounts of coverage and the risks insured shall be subject to the approval of Owner.

     6. Indemnification. Owner hereby agrees to indemnify Manager against, and
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to hold Manager harmless from, any loss, cost or expense (including reasonable investigative expenses and legal fees), judgment, award, settlement, fine, penalty and liability of any kind incurred by or asserted against Manager by reason of, or in connection with, the engagement of Manager hereunder, the performance by Manager of the services described herein or the occurrence or existence of any event or circumstance which results or is alleged to have resulted in any death or injury to any person, any destruction of, or damage to, the Property, or any suit, action or proceeding (whether threatened, initiated or completed) arising from any of the foregoing. Notwithstanding the preceding, however, no such indemnification of Manager shall be made, and Manager shall indemnify Owner against, and shall hold Owner harmless from, any loss that a court of competent jurisdiction shall determine, by final adjudication, to have resulted from willful misconduct, gross negligence or fraud by or on the part of Manager.

     7. Compensation of Manager for Managing the Property. Owner shall pay to
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Manager a "Property Management Fee" for management of the Property pursuant to this Agreement in an amount equal to five percent (5%) of the monthly gross revenues from the Property. The Property Management Fee shall be paid to Manager on or before the 10th day of each month and shall be based upon the income from the Property received by Owner (for such month) by such date. If additional income from the Property is received by Owner after such date, the sum due to Manager with respect to such additional income shall be paid to Manager when Manager is paid its fees for the next succeeding month.

     8. Reimbursement of Expenses. Owner shall reimburse Manager for Manager's
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expenses, including salaries and related overhead expenses, associated with bookkeeping, accounting and financial reporting services pertaining to the Property.

     9. Reserves for Capital Items. Owner acknowledges that the budget of
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expenses prepared by Manager, pursuant to paragraph 3(k), shall contain a category labeled "Reserve for Capital Items." Owner agrees to place rents and other income in a bank account, or to permit Manager to transfer Owner's funds to such account, in sufficient amounts to meet the needs reflected in such budget. Such funds shall be placed in the account on a monthly basis as reflected in the budget.

     10. Cash Flow. Owner acknowledges that the budget of expenses prepared by
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Manager, pursuant to paragraph 3(k), shall contain a category labeled "Cash Flow." Owner agrees, in the event that the budgeted cash flow for the Property is negative in any month covered by the budget, to place sufficient funds in a bank account, or to permit Manager to transfer Owner's funds to such account, to correct the budgeted operating deficit. Such funds shall be placed in such account at least forty-five (45) calendar days before the budgeted deficit is to occur.

     11. Power of Attorney. Owner hereby makes, constitutes and appoints Manager
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as Owner's true and lawful attorney-in-fact, for Owner and in its name, place and stead and for its use and benefit, to sign, acknowledge and file all documents and agreements (other than promissory notes, mortgages, deeds of trust or other documents or instruments which would encumber the Property) necessary to perform or effect the duties and obligations of Manager under the terms of this Agreement. The foregoing power of attorney is a special power of attorney coupled with an interest, and may only be terminated by canceling this Agreement as provided herein.

     12. Relationship of Parties. The parties agree and acknowledge that Manager
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is, and shall operate as, an independent contractor in performing duties and services under this Agreement, and shall not be deemed an employee or agent of Owner.

     13. Entire Agreement. This Agreement represents the entire understanding
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between the parties hereto with regard to the transactions described herein and may only be amended by a written instrument signed by the party against whom enforcement is sought.

     14. Governing Law. This Agreement shall be construed in accordance with,
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and be governed by, the laws of the Commonwealth of Virginia, without regard to any rules or principles thereof regarding choice or conflicts of laws.



                          (next page is signature page)

WITNESS the following signatures:


OWNER:                              CAC IV LIMITED PARTNERSHIP
-----                               a Virginia limited partnership

                                    By:  CAC IV Special General, Inc.
                                         a Virginia Corporation

                                    Title:   General Partner

                                              /s/ Stanley J. Olander, Jr.
                                              ----------------------------------
                                              By:      Stanley J. Olander, Jr.
                                              Title:   Vice President



MANAGER:                            APPLE GENERAL, INC.,
-------                             a Virginia Corporation

                                    By:      /s/ Stanley J. Olander, Jr.
                                             -----------------------------------
                                    Name:    Stanley J. Olander, Jr.
                                    Title:   Vice President

                                   Schedule A

                                    Property

The Property consist of that real property, together with all improvements thereon, which is located at the following address:

         Burney Oaks Apartments
         2502 Burney Oaks Lane
         Arlington, Texas  76006